Exhibit 5.1

1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com FIRM / AFFILIATE OFFICES
January 15, 2025 BigBear.ai Holdings, Inc. 6811 Benjamin Franklin Drive, Suite 200 Columbia, MD 21046	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re: Registration Statement on Form S-3

To the addressee set forth above:

We have acted as special counsel to BigBear.ai Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time by the selling stockholders named in the Registration Statement (as defined below) of an aggregate of up to 161,676,020 shares of common stock, $0.0001 par value per share (“Common Stock”), consisting of (i) up to 65,711,809 Shares shares of Common Stock that are issuable upon the conversion of the Company’s 6.00% Convertible Senior Secured Notes due 2029 held by the selling stockholders (the “Notes”), including Common Stock issuable with respect to make-whole amounts due upon conversion of the Notes that the Company may elect to settle in shares of Common Stock (the “Conversion Shares”) in accordance with the indenture, dated December 27, 2024, among the Company, BigBear.ai Intermediate Holdings, LLC, BigBear.ai, LLC, BigBear.ai Federal, LLC (f/k/a NuWave Solutions, L.L.C.), ProModel, LLC, Pangiam Purchaser, LLC, Pangiam Intermediate II Holdings, LLC, Pangiam Holdings, LLC, Pangiam Labs, LLC, Linkware, LLC, Pre, LLC, veriScan LLC, 214 Technologies, Inc. d/b/a Trueface and Wilmington Trust, National Association, as trustee and collateral agent (the “Notes Indenture”) and (ii) up to 95,964,211 shares of Common Stock that the Company may issue from time to time in lieu of cash to pay interest on the Notes in accordance with the Notes Indenture (the “Interest Shares” and, together with the Conversion Shares, the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 15, 2025 (the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

January 15, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof the Shares issuable in accordance with the Notes Indenture have been duly authorized and, when issued upon conversion of the Notes in accordance with the Notes Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable, and when the Interest Shares shall have been issued to holders of the Notes in accordance with the Notes Indenture, the Interest Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP